Contact:	Edward F. Seserko President and CEO (412) 681-8400 For Immediate Release July 18, 2014

EUREKA FINANCIAL CORP. ANNOUNCES EARNINGS
FOR THE THREE AND NINE MONTHS ENDED JUNE 30, 2014

Pittsburgh, Pennsylvania – Eureka Financial Corp., (the “Company”), the parent holding company for Eureka Bank (the “Bank”), Pittsburgh, Pennsylvania, today announced earnings for the three and nine months ended June 30, 2014.  For the three months ended June 30, 2014, the Company reported net income of $402,000, or $0.34 diluted earnings per share, as compared to net income of $349,000, or $0.29 diluted earnings per share, for the three months ended June 30, 2013.  For the nine months ended June 30, 2014, the Company reported net income of $1,114,000, or $0.93 diluted earnings per share, as compared to net income of $1,022,000, or $0.83 diluted earnings per share, for the nine months ended June 30, 2013.  The increases in net income were primarily attributable to a decrease in interest expenses and the provision for loan losses, offset by an increase in noninterest expense.

The Bank, founded in 1886, is a federally chartered stock savings bank and operates two offices in Pittsburgh.  The Company’s common stock trades in the over-the-counter market under the symbol “EKFC.”

The foregoing material may contain forward-looking statements concerning the financial condition, results of operations and business of the Company.  We caution that such statements are subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements.  The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

	EUREKA FINANCIAL CORPORATION
	Selected Financial Data
	(Dollars in thousands except per share data)

	(Unaudited) June 30,	September 30,
	2014	2013

Total assets	$151,872	$140,950
Cash and investments	21,969	16,495
Loans receivable, net	126,617	121,446
Allowance for loan losses	(1,349)	(1,299)
Deposits	122,505	117,457
Total liabilities	128,927	118,964
Stockholders' equity	$22,945	$21,986

Nonaccrual loans	$854	$866
Real estate owned	0	0
Total nonperforming assets	$854	$866

Allowance for loan losses to loans receivable, net	1.07%	1.07%
Nonperforming loans to net loans	0.67%	0.71%
Nonperforming assets to total assets	0.56%	0.61%
Book value per share	$18.40	$17.51
Number of common shares outstanding	1,246,843	1,255,819

	(Unaudited) Three Months Ended June 30,		(Unaudited) Nine Months Ended June 30,
	2014	2013	2014	2013

Interest income	$1,708	$1,693	$5,070	$5,071
Interest expense	209	275	663	880
Net interest income	1,499	1,418	4,407	4,191
Provision for loan losses	25	40	50	122

Net interest income after provision for loan losses	1,474	1,378	4,357	4,069
Noninterest income	46	26	87	79
Noninterest expense	912	852	2,730	2,577

Income before income taxes	608	552	1,714	1,571
Income tax expense	206	203	600	549

Net income	$402	$349	$1,114	$1,022